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Exhibit 12
GTE Northwest Incorporated and Subsidiary

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

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
                                                                   Three Months
                                                                       Ended
                                                                     March 31,
                                                                       1998
                                                                   ------------
 Net earnings available for fixed charges:
   Income before extraordinary charge                              $     51,283
   Add - Income taxes                                                    33,527
        - Fixed charges                                                  16,751
                                                                   ------------
 Adjusted earnings                                                 $    101,561
                                                                   ============

 Fixed charges:
   Interest expense                                                $     15,376
   Portion of rent expense representing interest                          1,375
                                                                   ------------
 Adjusted fixed charges                                            $     16,751
                                                                   ============

 RATIO OF EARNINGS TO FIXED CHARGES                                        6.06
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